Exhibit 5.1

January 29, 2018

Rezolute, Inc.

1450 Infinite Drive

Louisville, CO 80027

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) of up to 13,095,063 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), consisting of (i) 344,669 shares of Common Stock (the “Commitment Shares’) issued to the Selling Stockholder by the Company and outstanding on the date hereof and (ii) up to 12,750,394 shares of Common Stock that may be sold by us to the Selling Stockholder at our discretion from time to time (the “Future Shares”) pursuant to a purchase agreement dated December 22, 2017 between the Company and the Selling Stockholder (the “Purchase Agreement”).

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (i) the Commitment Shares have been validly issued and are fully paid and non-assessable and (ii) the Future Shares when issued, sold and delivered by the Company against payment therefor in accordance with the provisions of the Purchase agreement, will be will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

Rezolute, Inc.

January 29, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dorsey & Whitney LLP

AWE/MLW